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                                                               February 26, 2002

Synergy Technologies Corporation
335 25th Street, S.E.
Calgary, Alberta T2A 7H8
Canada
Attn.: Mr. Marc Cernovitch


         Re: Modification of Engagement Letter
             ---------------------------------


Dear Mr. Cernovitch:

         Please accept this letter as confirmation that Synergy Technologies Corporation (the "Company"), has agreed to modify our engagement letter dated June 18, 2001. We understand that the engagement letter has been modified to add the following paragraph to be inserted after the first paragraph:

         "In the event that Synergy does not have cash sufficient to satisfy our monthly fees and associated expenses, we may elect to accept payment of all or any portion of the amount of an outstanding invoice, subject to the approval of Synergy's Board of Directors, in shares of Synergy's common stock, valued at the closing bid price per share on the date of the Company's acceptance of our proposal, which shall be offered and sold pursuant to a registration on Form S-8."

         We hereby confirm that the services for which the shares of Synergy's common stock may be offered and sold to us on Form S-8 will be issued in the names of Gregory Barnett or other officers and, in all events, will not be for services rendered in connection with the offer or sale of securities in a capital raising transaction, or which do not directly or indirectly promote or maintain a market for the Company's securities.

         In view of the amount of the Company's outstanding invoices to this firm at January 31, 2002, we hereby elect to accept 45,875 shares of the Company's common stock at $0.60 per share in payment of $27,525.00 of outstanding fees due, provided that the shares are registered on Form S-8. Please issue the shares in the name of Gregory Barnett.



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         We consent to the filing of this letter by Synergy as an exhibit to the
Form S-8. In order to effectuate the modification of our letter agreement, please sign this letter and return it to my office. If you have any questions, please call me.

                                        Sincerely,

                                        ENERCOM INCORPORATED

                                        By: /s/ Gregory Barnett
                                           ---------------------------
                                           Gregory Barnett, President

ACCEPTED AND AGREED:
SYNERGY TECHNOLOGIES CORPORATION

By: /s/ Marc Cernovitch
   ------------------------------------
        Marc Cernovitch, Vice President